Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 of our report dated April 2, 2015, except for the effects of the reverse stock split as discussed in Note 3 to the consolidated financial statements and except for Note 19 to the consolidated financial statements, as to which the date is March 30, 2017, relating to the financial statements for the period from October 16, 2014 to December 31, 2014 (Successor) and our report dated April 2, 2015 relating to the financial statements for the period from January 1, 2014 to October 15, 2014 (Predecessor), which appear in Eagle Bulk Shipping Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

May 18, 2017